Exhibit 99.1

For immediate release

Contact: Mike Kirksey, Executive Vice President and Chief Financial Officer

713-307-8788

Endeavour announces gas discovery
in Norwegian North Sea

Houston, May 21, 2008 –Endeavour International Corporation (AMEX:END) (LSE: ENDV) today announced that the 6407/8-4S exploration well has discovered natural gas in the Jurassic Garn formation at the Galtvort prospect on production license 348 in the Norwegian North Sea. Comprehensive data collection and sampling were conducted. The Galtvort 6407/8-4S well was drilled to a vertical depth of 2,632 meters subsea (8,635 feet) in a water depth of 266 meters (873 feet).

The 6407/8-4A appraisal sidetrack well will be drilled immediately after the discovery well is finished and will target the Jurassic Garn and Ile formations in an up dip location approximately half a kilometer (2,000 feet) to the northeast of the bottom hole location of the discovery well.

“The positive results from the first exploration well drilled as part of our 2008 drilling campaign are very encouraging,” said William L. Transier, chairman, chief executive officer and president. “Endeavour will participate in the drilling of four wells in the Norwegian Continental Shelf and eight wells overall in the North Sea during 2008, reflecting our increased activity level and continued focus in the area.”

The Galtvort discovery is approximately 28 kilometers (17 miles) northeast of the Njord field and is the first exploration test on the license awarded in 2004. Endeavour Energy Norge AS holds a 7.5 percent working interest in the license in which StatoilHydro serves as operator.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.